Wolfe Research Conference
Oil Services Panel - Core Laboratories
New York - October 4, 2018

Gwen Schreffler, SVP Corporate Development and Investor Relations and Richard Leonard, Director of Global Technology, Production Enhancement will participate in the Oil Services Panel at the Wolfe Research Utilities and Energy Conference in New York City on Thursday, October 4, 2018. The prepared answers to the submitted questions for the panel discussion are attached and posted on our website, http://www.corelab.com/investors.

This document contains, and has materials that contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E or the Securities Exchange Act of 1934, as amended. The words ‘expected’, ‘will’, ‘may’, ‘should’ and similar expressions are intended to identify forward-looking statements.

Core Laboratories’ expectations regarding any specific matter are only its forecast regarding the matter. A forecast may be substantially different from actual results, which are affected by various factors that are either enumerated on each page herein or in the Company’s various filings with the Securities and Exchange Commission.

Responses to Submitted Panel Questions

As the shale/pad drilling revolution continues, please discuss the trends your company sees. Are drilling and completion techniques more turnkey today and are completion intensity trends plateauing? What are the gating factors today? What trends do you see with well communication and the limits of downspacing?

Answer: From Core Lab’s perspective - operators continue to use science to plan and produce their fields; consequently, we are not seeing our customers migrating fully towards turnkey methods. Drilling efficiencies and longer laterals have made a significant impact on the customer’s economics. They are able to drill many more wells with fewer rigs and the longer laterals are also helping reduce the total number of wells necessary to maximize production from a reservoir.

With operators focused on ROIC and living within Free Cash Flow, drilling fewer but more productive wells aligns nicely with their drive towards capital efficiency. Core Lab’s technologies, aimed at better describing rock and fluid properties and optimizing complex completions, are very much aligned with this industry trend.

The completion intensity trend should be evaluated basin-by-basin. As other companies in the Oilfield Service sector have publicly discussed and sell-side analysts have published, the completion intensity is specifically slowing in the Permian due to take-away constraints. For Core, as the operators shift activity to other regions/basins outside the Permian, we are capable of responding quickly as our product distribution network services all basins throughout the U.S. and Core’s diagnostics services are mobile as well.

However, any company with revenue tied to a completion may be impacted if activity slows or declines as is currently being experienced in the Permian. As the industry moves into Q4, we see completion activity beginning to slow in the Permian due to take-away bottlenecks. Consequently, the sell-side analysts have begun adjusting operational and EPS expectations for Oilfield Service companies who are tied to North America completion activity. As a result, Core’s Q4 consensus expectations should be aligned to other Oilfield Service companies tied to North America completion activity declines, which would reflect downward adjustments from Q3 expected results. Further, Core’s international outlook has not changed from our Q2 earnings call. Core believes the outlook for the FID projects announced in the 1H 2017 FIDs is on pace to have a positive impact to Reservoir Description’s business in 2019.

Regarding completion trends, Core believes the drilling and completion efficiencies of completing three to four stages per day to now completing ten to twelve stages per day have pretty much plateaued.

Operator’s in general continue to push the envelope and move towards closer cluster spacing, more clusters, more stages, and higher sand volumes. We do believe these techniques are approaching or have gone past the optimum limits. Optimizing these factors is a key piece of what Core Lab does.

Wolfe Research Conference
Oil Services Panel - Core Laboratories
New York - October 4, 2018

Another trend is inter-well communication evaluation. Core Lab’s diagnostics are critical to evaluating communication and ultimately well-spacing. Utilizing fluid and proppant tracers are the most cost-effective way to confirm and quantify the magnitude of communication. The key take-away from well spacing and parent/child issues is that there is no one-size-fits-all answer. It depends on the reservoir properties, as well as the magnitude and the intensity of the frac job. Not all pad well spacing needs to be upsized, as some specific downsizing is still being carried out.

The trend to continue down-spacing of wells is changing due to improved understanding of parent/child well relationships, well bashing, and under-performance of wells that are not properly separated either vertically or laterally. Core Lab has done thousands of tracer runs to investigate the problem caused by indiscriminate downsizing. Core’s newly introduced tracer technologies are critical tools in determining down-spacing limits.

FLOWPROFILERTM EDS allows the operator to recognize if the landing zones and well placement off the pad are too closely spaced; therefore, impeding hydrocarbon production. Conversely, if the wells are spaced too far apart, hydrocarbon production will not be maximized.

To determine the proper spacing, a combination of technologies need to be employed. First, a thorough review of reservoir rock and fluid properties needs to be conducted via laboratory analysis. Once these reservoir rock and fluid properties have been established and understood, the use of Core’s proprietary FLOWPROFILERTM EDS technology is the next critical step in determining proper well spacing and if interwell interference has occurred. By deploying this best-in-class diagnostic tracer technology, Core’s clients can fully understand the three dimensional frac relationships and well spacing dynamics across a multi-well pad.

So, the combination of reservoir rock and fluid characterization, coupled with cutting edge tracer technology, are both needed to determine the most effective well spacing.

What key technologies are gaining traction and why?

Answer: Core Lab’s Digital Rock Characterization (“DRC”), built on a foundation of Core’s proprietary data base of physical measurements, allows the client to quickly receive rock properties data, leading to timely decisions and a better understanding of reservoir variability.

HERO®PerFRAC and FLOWPROFILERTM EDS are focused on maximizing stimulated rock volume and determining the effectiveness of frac stimulation programs, respectively. Specifically, HERO® PerFRAC is the latest advancement in specially designed energetics, which enables the operator to increase the Stimulated Reservoir Volume (“SRV”) of the reservoir; this will lead to an increase in the Incremental Recovery Rate (“IRR”) and Estimated Ultimate Recovery (“EUR”) of Core Lab’s clients’ fields.

FLOWPROFILERTM EDS is a proprietary technology that uses an engineered delivery system (“EDS”) for completion diagnostics. This break-through EDS technology enables the diagnostic tracer element to be absorbed and chemically bonded to durable proppant-sized particles that accompany the frac sand. EDS has rapidly become the preferred method for monitoring completion success and for assessing oil production from individual stages of unconventional horizontal completions.

Combined, these new cutting edge technologies help Core’s clients evaluate their assets, as well as drill and complete more productive wells. Core Lab will continue to develop innovative new technologies that help its clients increase incremental recovery rates and ultimate recovery rates. Stay tuned. More to come.

In terms of other emerging trends… more of Core’s clients are assessing EOR opportunities in unconventional reservoirs. Laboratory work by Core Lab and field-scale tests by operators are continuing.

Wolfe Research Conference
Oil Services Panel - Core Laboratories
New York - October 4, 2018

Discuss the Unconventional Enhanced Oil Recovery work Core Lab is doing. What inning are we in, what are the results telling us, and what is the opportunity set moving forward?

Answer: Core is helping its clients understand how various recipes of injected engineered gas will affect the chemical and physical properties of the reservoir fluid, as well as determining the optimum pressure, the number of gas injection cycles, and timing of the injection cycles, in order to maximize the incremental barrels of oil that can be recovered by this unconventional EOR process. As noted in the Q2 call, Core has seen an increased adoption of reservoir-condition engineered gas injection laboratory experiments as a means to validate EOR opportunities in unconventional reservoirs. These laboratory programs employ specialized analytical devices that are proprietary to Core Lab. High Frequency Nuclear Magnetic Resonance (“NMR”) being one of the devices. High Frequency NMR was developed by Core’s scientists in order to provide the capability to peer into tight rocks, such as shales, and understand how hydrocarbon properties change as gases are injected over multiple cycles.

The economic proposition associated with Unconventional EOR is moving from an average recovery rate of, say, 8 to 9% to levels of 12 to 15% recovery. For example, relate that to the operator’s type curve of a good well in the Permian that produces one million barrels of oil over its life, recovering 10% of the crude oil that is in place. If the Unconventional EOR methodology that Core Lab has brought to its clients can be successfully deployed in the field, the type curve could be altered and the well may now produce13 - 15% of the crude oil in-place and the type curve changes to producing 1.3 to 1.5 million barrels of crude oil over the life of the well. For an incremental Capex spend of roughly two million dollars, our client may recover an additional 300,000 to 500,000 barrels, and that would be a real ROIC winner. Core’s testing shows that every formation and basin will have unique characteristics and thus unique designs needed for EOR in unconventional reservoirs to be successful.

Core has both proprietary single client and multi-company lab-based projects underway for a variety of its technologically sophisticated clients that are assessing the potential for enhanced oil recovery in these tight rocks. Some clients have moved from lab experiments to field scale experiments in order to determine the best methods for maximizing incremental crude oil production recovered by using Core’s engineered gas injection and cycling techniques.

Lab analytical programs are underway in the Eagle Ford and Permian Basin, as well as preliminary work on international unconventional reservoir targets.

Is there apprehension to service bundling in NAL or is bundling gaining traction?

Answer: Integration of Core lab’s experience in Reservoir Description and Production Enhancement is a tremendous value in truly optimizing the completion process - so bundling complementary technologies to improve /change production outcomes. Some operator’s fear that bundling services might actually increase their cost because they are paying for things they really don’t need. Core Lab believes this is a viable and critical component of optimization but the services being bundled must make economic sense to the customer. All of the active unconventional basins could benefit by bundling our services and products if they are really interested in optimizing. The Hydraulic Fracturing Test Site in Midland basin is a perfect example of the tremendous value you can get when you utilize many different Core Lab technologies.

What will the ongoing exploration vs. development cycles look like moving forward?

Answer: Likely the next five years are going to be dominated by E&P development projects. In 2017 there were approximately 20 Final Investment Decisions (“FIDs”) announced and so far in 2018 there have been 18 of an anticipated 25 to 30 projects announced, which is in line with Core’s expectations. For clarification, there are two different items at play - the number of FIDs being announced and the pace of the project’s progression post announcement. The rate at which projects’ final investment decisions are being approved is consistent with Core Lab’s expectations. However, the pace at which these projects are progressing, after approval, has been somewhat slower than anticipated and our historical experience.

Wolfe Research Conference
Oil Services Panel - Core Laboratories
New York - October 4, 2018

To be specific, once a project is announced, the operator will line-up their logistic program, set drilling schedules and mobilize equipment and people to the project site. Core’s revenue opportunity has historically occurred three-to-four quarters after the FID has been announced; however, that timeline has shifted to four-to-five quarters post announcement. The timing from the point of an FID announcement to when Core Lab would begin to see reservoir core and fluid samples arrive in our laboratories has been slower than experienced during the 2012 and 2013 FID cycle. The slower pace we are experiencing for the projects announced in 2017 is likely attributed to planning and ramp-up hurdles consistent with a recovery from a downturn as severe as the industry has experienced. Once rigs are mobilized and wells are drilled, then cores and fluids can be sampled from the target reservoir zones. Only then can they be analyzed by Core in its Reservoir Description laboratories, triggering revenue opportunities as analytical results are delivered.

As discussed during the Q2 earnings call, Core believes the outlook for the 1H 2017 FIDs is on pace to have a positive impact to Reservoir Description’s business in 2019.

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For more information, contact:
Gwen Schreffler - SVP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com